Exhibit 8

TERMINATION AGREEMENT

This Termination Agreement (“Termination Agreement”) is dated as of October 4, 2022, by and among Orestes Fintiklis, an individual (“Fintiklis”), Dimitrios Athanasopoulos, an individual (“Athanasopoulos”), and ITHAX Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”). Each of Fintiklis, Athanasopoulos and the Sponsor may be referred to as a “Party,” and collectively the “Parties” in this Termination Agreement. Reference is hereby made to the Statement of Beneficial Ownership on Schedule 13D filed with the Securities and Exchange Commission by the Parties on February 11, 2021, as amended (the “Schedule 13D”).

WHEREAS, the Parties entered into a Joint Filing Agreement, dated February 11, 2021 (the “Joint Filing Agreement”), pursuant to which they agreed, among other things, to jointly file the Schedule 13D with respect to their respective beneficial ownership of the Class A common stock, $0.0001 par value (the “Class A Common Stock”), and redeemable warrants to purchase shares of Class A Common Stock at an exercise price of $11.50 (the “Warrants”), of Mondee Holdings, Inc. a Delaware corporation formerly known as ITHAX Acquisition Corp., a Cayman Islands exempted company (the “Issuer”); and

WHEREAS, the Sponsor effected its dissolution and winding up (the “Dissolution”) by filing a certificate of cancellation with the Secretary of State of the State of Delaware (the “Certificate of Cancellation”);

WHEREAS, pursuant to the Dissolution, the Sponsor disposed of all of its holdings of shares of Class A Common Stock and the Warrants (together with the Class A Common Stock the “Securities”) of the Issuer, by distributing the Securities to the respective ultimate beneficial owners of each of the Sponsor’s managing members for no consideration; and

WHEREAS the Parties now desire to terminate the Joint Filing Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

1. Termination of Joint Filing Agreement.  The Parties agree that immediately after the filing with and acceptance by the Securities and Exchange Commission (the “SEC”) of Amendment No. 3 to the Schedule 13D (the “Amendment”), this Termination Agreement will become effective and the Joint Filing Agreement will terminate and the Joint Filing Agreement shall cease to be of further effect with respect to each Party.

2. Further Amendments to Schedule 13D. From and after the date hereof, each of the Parties shall have no obligation to file any amendment to the Schedule 13D that may be required, in accordance with the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Act”), with respect to Securities, except on such Party’s own behalf or pursuant to such other agreements as such Party may enter.

3. Release and Discharge. Each Party, hereby mutually and unconditionally releases and discharges the other Parties, as applicable, from all obligations under the Joint Filing Agreement.

4. Counterparts. This Termination Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the date first set forth above.

ITHAX ACQUISITION SPONSOR LLC

By:	/s/ Orestes Fintiklis
Name:	Orestes Fintiklis
Title:	Director of Ithaca Capital Partners 6 LLC, a managing member of ITHAX Acquisition Sponsor LLC

ORESTES FINTIKLIS

/s/ Orestes Fintiklis

DIMITRIOS ATHANASOPOULOS

/s/ Dimitrios Athanasopoulos